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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


              Date of Report (Date of earliest event) July 7, 2004
                                                      ------------



                           BELDEN & BLAKE CORPORATION
                           --------------------------
             (Exact name of registrant as specified in its charter)



           Ohio                          0-20100                  34-1686642
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(State or other jurisdiction     (Commission File Number)       (IRS Employer
     of incorporation)                                       Identification No.)



5200 Stoneham Road, North Canton, Ohio                                  44720
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(Address of principal executive offices)                              (Zip Code)

                                 (330) 499-1660
                                 --------------
               Registrant's telephone number, including area code





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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

         On July 7, 2004, Belden & Blake Corporation ("Belden & Blake"), Capital C Energy Operations, LP, a Delaware limited partnership ("Capital C"), and Capital C Ohio, Inc., an Ohio corporation and a wholly owned subsidiary of Capital C ("Merger Sub"), completed a merger pursuant to which Merger Sub was merged with and into Belden & Blake (the "Merger"), with Belden & Blake surviving the Merger as a wholly owned subsidiary of Capital C. The general partner of Capital C's general partner is Capital C Energy, LLC, an entity formed in April 2004 by David M. Carmichael, Frost W. Cochran and Peter R. Coneway in partnership with Carlyle/Riverstone Global Energy & Power Fund II, L.P. and Capital C Energy Partners, L.P. Capital C Energy, LLC is headquartered in Houston, Texas and seeks to accumulate a portfolio of domestic oil and gas assets, with a particular focus on proved developed producing assets. In addition to Messrs. Carmichael and Cochran, the management team of Capital C Energy, LLC includes B. Dee Davis and W. Mac Jensen. With the exception of the retirement of the current CEO, John L. Schwager, Belden & Blake's management team will remain with the company after the Merger with the active participation of the management team of Capital C.

         In the Merger, each issued and outstanding share of Belden & Blake common stock was converted into the right to receive cash. All outstanding amounts of indebtedness under Belden & Blake's prior credit facility were repaid. In connection with the Consent Solicitation and Tender Offer previously announced by Belden & Blake, over 98% of Belden & Blake's $225 million aggregate principal amount of 9-7/8% Subordinated Notes were also tendered and repaid at the closing of the Merger, and the terms of a supplemental indenture eliminating several covenants in the indenture governing the 9-7/8% Subordinated Notes have become effective. Prior to the Merger, approximately 89% of Belden & Blake's issued and outstanding common stock was owned by TPG Partners II, L.P., a Delaware limited partnership, and its affiliates.

         Capital C obtained the funds necessary to consummate the Merger and to repay the indebtedness described above through (1) equity capital contributions of $77.5 million by its partners, (2) Belden & Blake's entry into a secured credit facility with various lenders arranged through Goldman Sachs Credit Partners, L.P. with a $100 million term facility maturing on July 7, 2011, a $30 million revolving credit facility maturing on July 7, 2010 and a $40 million letter of credit facility, which amounts are secured by substantially all of the assets of Belden & Blake and two of Belden & Blake's subsidiaries, Ward Lake Drilling, Inc. and The Canton Oil & Gas Company, and are guaranteed by those subsidiaries (the "Senior Facilities"), and (3) a private placement of $192.5 million aggregate principal amount of 8-3/4% Senior Secured Notes due 2012 of Belden & Blake (the "Notes"), which are secured by a second-priority lien on the same assets and guaranteed by the same subsidiaries that guarantee the Senior Facilities. Pre-existing commodity hedges and ten-year commodity hedges effected in connection with the Merger (collectively, the "Hedges") will also be secured by a second-priority lien on the same assets and guaranteed by the same subsidiaries that guarantee the Senior Facilities and the Notes.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         As described under Item 1 above, substantially all of the assets of Belden & Blake and two of its subsidiaries, Ward Lake Drilling, Inc. and The Canton Oil & Gas Company, will be pledged as collateral for Belden & Blake's obligations under the Senior Facilities and the Hedges.



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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits.

         The following exhibits are filed herewith:

99.1 News release dated July 7, 2004 announcing the closing of the Merger on July 7, 2004.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:     July 7, 2004                    BELDEN & BLAKE CORPORATION
      ----------------
                                          (Registrant)


                                          By: /s/ Robert W. Peshek
                                              --------------------------
                                              Robert W. Peshek, Senior Vice
                                              President and Chief Financial
                                              Officer